Exhibit 10.29

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NYU-REGULUS

LICENSE AGREEMENT

This Agreement, effective as of March 28, 2011 (the “Effective Date”), is by and between:

NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012

AND

Regulus Therapeutics Inc. (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 3545 John Hopkins Ct., San Diego, CA 92121-1121.

RECITALS

WHEREAS, Dr. Kathryn Moore and Dr. Carlos Fernandez-Hernando of NYU (hereinafter “the NYU Scientists”) have made certain inventions relating to microRNA 33, metabolic disorders, and atherosclerosis, all as more particularly described in U.S. patent applications US provisional patent application number […***…], filed […***…], and US provisional patent application number […***…], filed […***…], both titled “[…***…]” owned by NYU (hereinafter “the Pre-Existing Patent Applications”);

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions.

1.01. “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

1.03. “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by CORPORATION or an Affiliate or sublicensee of CORPORATION.

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1.04. “Dominant Patent” shall mean a patent CORPORATION would be required to license to practice the Therapeutic Claims in the NYU Patents.

1.05. “Field” shall mean the prophylactic or therapeutic reduction of microRNA 33 levels or activity for the treatment or prevention of metabolic disorders or atherosclerotic plaque in humans.

1.06. “License” shall mean the exclusive worldwide license to practice the NYU Patents (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field.

1.07. “Licensed Products” shall mean all products in-the Field, covered by a claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken.

1.08. “Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not an Affiliate or a sublicensee of CORPORATION under the License, after deduction of all the following to the extent applicable to such sales;

i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales taxes (including value-added tax);

provided that such deductions do not in the aggregate exceed five percent (5%) of such sales.

1.09. “NYU Patents” shall mean the Pre-Existing Patent Applications, and any non-provisional or foreign patent applications claiming priority thereto, and any divisions, continuations, and continuations-in-part thereof, and any patents issuing thereon, and any reissues, renewals and extensions thereof.

1.10. “Therapeutic Claims” shall mean any claims on a method of treating or preventing a disease or a composition of matter of a therapeutic or prophylactic product contained in the NYU Patents.

2. Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3. Title.

3.01. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the NYU Patents, shall vest solely in NYU.

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3.02. For so long as each NYU Scientist is employed by NYU, any and all inventions made by such NYU Scientist and relating to the Field shall be owned solely by NYU.

4. Patents and Patent Applications.

4.01. Upon the issuance of any Therapeutic Claims of an NYU Patent, CORPORATION shall pay NYU a one-time, non-refundable, non-creditable license fee of twenty five thousand dollars ($25,000).

4.02. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications within the NYU Patents. Such patent applications shall be filed, prosecuted and maintained by a Law firm jointly selected by NYU and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and CORRORATION. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or CORPORATION and at such party’s expense, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

4.03. All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NYU for all reasonable costs and fees incurred by NYU during the term of this Agreement, in connection with the work authorized by the parties pertaining to the filing, maintenance, prosecution, protection and the like of the NYU Patents.

4.04. If at any time during the term of this Agreement, CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the NYU Patents and NYU shall be free to grant rights in and to the NYU Patents in such countries to third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit the NYU Patents in such countries.

4.05. Nothing herein contained shall be deemed to be a warranty by NYU that

i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

ii) that the manufacture, use, or sale of any element of the NYU Patents or any Licensed Product will not infringe any patent(s) of a third party.

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4.06. CORPORATION and any Affiliates and sublicensees of CORPORATION shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Licensed Products.

5. Grant of License.

5.01. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

5.02. NYU reserves the right to use, and to permit other non-profit academic institutions to use, the NYU Patents for educational and research purposes.

5.03. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United, States.

5.04. The License granted to CORPORATION in Section 5.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents in such country. CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

5.05. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to an Affiliate or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof. CORPORATION may redact the copy provided to NYU to remove confidential information so long as such redactions will not prevent NYU’s reasonable determination as to (i) whether such sublicense was entered into in accordance with this Agreement, and (ii) the consideration due to NYU from such sublicense. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1) the sublicense shall expire automatically on the termination of the License;

(2) the sublicense shall not be assignable, in whole or in part;

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(3) the sublicensee shall not grant further sublicenses; and

(4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5) the sublicense agreement shall include the text of Sections 11 and 12 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

6. Payments for License.

6.01. In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to NYU:

(a) CORPORATION will pay to NYU a one-timer, non-creditable, nonrefundable license issue fee of $25,000.00 within 45 days after full execution of this Agreement and presentation by NYU of an invoice for such amount;

(b) upon the achievement of the following technical milestones and the issuance of any Therapeutic Claim in an NYU Patent, with respect to each Licensed Product, provided that with respect to any Therapeutic Claim which is a composition of matter claim, such composition of matter claim covers the Licensed Product achieving the technical milestone the payments as indicated below:·

Milestone Payments

i) […***…]	$[…***…]
ii) […***…]	$[…***…]
iii) […***…]	$[…***…]
[…***…]	$[…***…]

If a particular technical milestone is achieved before the issuance of a Therapeutic Claim, then the milestone payment for such milestone will be made upon issuance of a Therapeutic Claim. If a Therapeutic Claim issues before a particular technical milestone, then the milestone payment for such milestone will be made upon achievement of such technical milestone.

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(c) a royalty of […***…] percent ([…***…]%) of the Net Sales of CORPORATION and each Affiliate and sublicensee of CORPORATION. If there is a Dominant Patent for miRNA 33 which cover a Licensed Product in a particular country, royalties on such Licensed Product shall be reduced to […***…] percent ([…***…]%) in such country, during the period in which such dominant patent is in force. If no such dominating patent is in force, and CORPORATION is required to make royalty payments to a third party in order to manufacture, use or sell a particular Licensed Product, then the amount of royalties due to NYU on such Licensed Product will be reduced by an amount equal to fifty percent (50%) of the royalty owed to such third party for such Licensed Product during the same period, but such royalty shall not be reduced to less than […***…] percent ([…***…]%) of the Net Sales of CORPORATION and each Affiliate and sublicensee of CORPORATION.

(d) a percentage of any consideration, monetary or otherwise (not including, however, consideration received for royalties on net sales, amounts representing the reimbursement of out-of—pocket costs and expenses for future research and development of Licensed Products under a written agreement including a research plan: and budget, or any equity investment by a Sublicensee in the CORPORATION at fair market value), received by CORPORATION and allocated to a microRNA 33 program from a sublicensee of CORPORATION (not being a Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights or for grant of an option to acquire such a sublicense as indicated below. Consideration received from a sublicensee shall be allocated equally among the bona fide microRNA programs included in such sublicense.

Date Sublicense or Option to Sublicense is Signed	Percentage to NYU
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%

If, in order to manufacture, use or sell the Licensed Product, a sublicensee is required to either license or sublicense other patents from CORPORATION, then the percentages above shall be reduced based upon the comparable values reasonably attributable to such other CORPORATION and/or CORPORATION licensed patents and the NYU Patents, provided that such

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percentages shall be no less than […***…] percent ([…***…]%) of the percentages above (i.e. […***…]%, […***…]%, […***…]%, or […***…]% respectively).

6.02. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after each December, March, June, and September in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Quarter-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least ·

i) the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii) the selling price of each Licensed Product;

iii) the deductions permitted under subsection 1.08 hereof to arrive at Net Sales; and

iv) the royalty computations and subject of payment.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

6.03. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Affiliate and the sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid in any period by more than five percent (5%) of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by CORPORATION.

7. Method of Payment.

7.01. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on

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the last business day of the accounting period for which such royalty or other payment is due.

7.02. CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by each Affiliate and sublicensee of CORPORATION.

7.03. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of […***…] percent ([…***…]%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

8. Development and Commercialization.

8.01. CORPORATION undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix I and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to· obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

8.02. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Paragraph 8.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

8.03. CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

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8.04. CORPORATION shall provide NYU with written reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each anniversary of the Effective Date of this Agreement, commencing one year after the Effective Date.

8.05. If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION’s failure to commercialize and shall allow CORPORATION sixty (60) days to cure its failure to commercialize. CORPORATION’s failure to cure such delay to NYU’s reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.

9. CONFIDENTIAL INFORMATION.

9.01. Except as otherwise provided in Section 9.02 and 9.03 below CORPORATION shall maintain any and all of the NYU Patents in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

9.02. The obligations of confidentiality set forth in Sections 9.01 shall not apply to any component of the NYU Patents which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CORPORATION after the effective date of this Agreement or which is disclosed the CORPORATION by a third party who has the right to make such disclosure.

9.03. The provisions of Section 9.01 notwithstanding, CORPORATION may disclose the NYU Patents to such third parties with a bona fide interest in pursuing a sublicense from CORPQRATION, or a party seeking to purchase equity in the CORPORATION and who are under obligations of confidentiality to CORPORATION or third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.

10. Infringement of NYU Patent.

10.01. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

10.02. In the event of an infringement of an NYU Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred

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in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU which shall not be unreasonably withheld.

10.03. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to fifty percent (50%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery. Notwithstanding the foregoing, for any recovery by CORPORATION for lost profits on past sales of product, which if sold by CORPORATION, would be Licensed Products, such lost profits shall be converted into lost sales based on CORPORATION’s profit margin for such Licensed Product during the same period, for the purposes of this Agreement, and CORPORATION shall pay NYU royalties as specified in Section 6.

10.04. If CORPORATION does not bring suit against said infringer pursuant to Section 10.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, and NYU shall hold CORPDRATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to settle any such suit by licensing the alleged infringer. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums-recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

10.05. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other

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party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

10.06. CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys’ fees) incurred by CORPORATION in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Scientist to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NYU Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.

11. Liability and Indemnification.

11.01. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assign( (the “lndemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions; demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATlON or by a licensee, Affiliate or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

11.02. With respect to an Indemnitee, CORPORATION’s indemnification under subsection 11.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION’s indemnification obligation under subsection 11.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such lndemnitee.

11.03. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12. Security for Indemnification.

12.01. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a licensee, Affiliate or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $[…***…] per incident and $[…***…] annual aggregate during the period that

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such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $[…***…] per incident and $[…***…] annual aggregate during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the lndemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’s indemnification under Section 11 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[…***…] annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of CORPORATION’s liability the respect to its indemnification under Section 11 of this Agreement.

12.02. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

12.03. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a sublicensee, Affiliate or agent of CORPORATION and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

13. Expiry and Termination

13.01. Unless earlier terminated pursuant to this Section 13 or Section 5.04 hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

13.02. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

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13.03. Upon sixty (60) days written notice by CORPORATION to NYU if CORPORATION, at its sole discretion, determines development of the Licensed Product is not scientifically or commercially feasible, CORPORATION may terminate this agreement.

13.04. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.01 hereof, all rights in and to the NYU Patents shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the NYU Patents.

13.05. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

13.06. Sections 3, 9, 11, 12, 13 and 17 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14. Representations and Warranties by CORPORATION.

CORPORATION hereby represents and warrants to NYU as follow:

(1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors CORPORATION.

(2) There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

15. Representations and Warranties by NYU.

NYU hereby-represents and warrants to CORPORATION as follows:

(1) NYU hereby a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2) There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement. ·

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16. No Assignment.

Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, except that CORPORATION may assign this Agreement without the consent of NYU as part of a sale, merger or any other transfer of CORPORATION’S entire business

17. Use of Name.

Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

i) in any product labeling, advertising, promotional or sales literature;

ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement without prior written approval of the other party, not to be unreasonably withheld.

18. Miscellaneous.

18.01. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.

18.02. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

18.03. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with paragraph 18.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

14.

18.04. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To NYU:

New York University

Office of Industrial Liaison

650 First Avenue, 6th Floor

New York, NY 10016

Attention: Abram M. Goldfinger

Executive Director,

Industrial Liaison/Technology Transfer

and

Office of Legal Counsel

New York University

Bobst Library

70 Washington Square South

New York, NY 10012

Attention: Annette Johnson, Esq

Vice Dean and Senior Counsel for Medical School Affairs

To CORPORATION:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attention: CEO

and

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attention: Corporate Counsel

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

18.05. This Agreement (and the annexed Appendix) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by

15.

both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

18.06. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

18.07. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

18.08. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Abram M. Goldfinger
Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

Date:	3/27/11

REGULUS THERAPEUTIC INC.

By:	/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.
Title:	President and CEO

Date:	29 March 2011

16.

Appendix I

Development Plan

1.	Within […***…] of Effective Date, CORPORATION will identify a development candidate and initiate IND-enabling studies.

2.	Within 2 years of Effective Date, CORPORATION will file an IND or IDE.

3.	Within […***…] of Effective Date, CORPORATION will […***…].

4.	Within […***…] of Effective Date, CORPORATION will […***…].

5.	Within […***…] of Effective Date, CORPORATION will […***…].

6.	Within […***…] of Effective Date, CORPORATION will […***…].

7.	[…***…] within […***…] of Effective Date.

17.

***Confidential Treatment Requested